As filed with the Securities and Exchange Commission on October 26, 2016
Form S-8 Registration No. 333-54702
Form S-8 Registration No. 333-99333
Form S-8 Registration No. 333-105442
Form S-8 Registration No. 333-109450
Form S-8 Registration No. 333-133734
Form S-8 Registration No. 333-143703
Form S-8 Registration No. 333-187613
Form S-8 Registration No. 333-199087

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-8 Registration No. 333-54702
Form S-8 Registration No. 333-99333
Form S-8 Registration No. 333-109450
Form S-8 Registration No. 333-133734
Form S-8 Registration No. 333-143703
Form S-8 Registration No. 333-187613
Form S-8 Registration No. 333-199087

POST-EFFECTIVE AMENDMENT NO. 2 TO
Form S-8 Registration No. 333-105442

UNDER
THE SECURITIES ACT OF 1933

CommunityOne Bancorp
(Exact Name of Registrant as Specified in its Charter)

North Carolina	56-1456589
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1017 E. Morehead Street
Charlotte, North Carolina 28204
(336) 626-8300
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

CAROLINA FINCORP, INC. STOCK OPTION PLAN
1993 ROWAN SAVINGS BANK, SSB, INC. INCENTIVE STOCK OPTION PLAN
1993 ROWAN SAVINGS BANK, SSB, INC. NONQUALIFIED STOCK OPTION PLAN FOR DIRECTORS
FNB CORP. 2003 STOCK INCENTIVE PLAN
FNB CORP. STOCK COMPENSATION PLAN
INTEGRITY FINANCIAL CORPORATION 1996 INCENTIVE STOCK OPTION PLAN, AS AMENDED
INTEGRITY FINANCIAL CORPORATION 1997 NONQUALIFIED STOCK OPTION PLAN
FGB 1999 INCENTIVE STOCK OPTION PLAN
FGB 1999 NONSTATUTORY STOCK OPTION PLAN
FGB STOCK OPTION PLAN
COMMUNITYONE BANCORP 2012 INCENTIVE PLAN
(Full titles of the plans)

Christopher G. Marshall
CommunityOne Bancorp
1017 E. Morehead Street Suite 200
Charlotte, North Carolina 28204
(336) 626-8300
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the "Registration Statements"), filed with the Securities and Exchange Commission (the "SEC") by CommunityOne Bancorp (formerly known as "FNB United Corp." prior to July 1, 2013 and "FNB Corp." prior to April 29, 2006) (the "Registrant"):

•
Registration Statement No. 333-54702, filed with the SEC on January 31, 2001, registering 109,300 shares of the Registrant's common stock, par value $2.50, under the Carolina Fincorp, Inc. Stock Option Plan.  These shares were reserved based on options exercisable under the Carolina Fincorp, Inc. Stock Option Plan that the Registrant assumed pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of December 28, 1999, by and between the Registrant and Carolina Fincorp, Inc.*

•
Registration Statement No. 333-99333, filed with the SEC on September 9, 2002, registering a total of 141,225 shares of the Registrant's common stock, par value $2.50, under the 1993 Rowan Savings Bank, SSB, Inc. Incentive Stock Option Plan and the 1993 Rowan Savings Bank, SSB, Inc. Nonqualified Stock Option Plan For Directors.  These shares were reserved based on options exercisable under the foregoing plans that the Registrant assumed pursuant to an Agreement and Plan of Merger, dated as of February 11, 2002, by and between the Registrant and Rowan Bancorp, Inc.*

•
Registration Statement No. 333-105442, filed with the SEC on May 21, 2003, as amended on June 10, 2003, registering 420,000 shares of the Registrant's common stock, par value $2.50, under the Registrant's 2003 Stock Incentive Plan.*

•
Registration Statement No. 333-109450, filed with the SEC on October 3, 2003, registering 360,000 shares of the Registrant's common stock, par value $2.50, under the Registrant's Stock Compensation Plan.*

•
Registration Statement No. 333-133734, filed with the SEC on May 1, 2006, registering a total of 325,763 shares of the Registrant's common stock, par value $2.50, under the Integrity Financial Corporation 1996 Incentive Stock Option Plan, as amended, the Integrity Financial Corporation 1997 Nonqualified Stock Option Plan, the FGB 1999 Incentive Stock Option Plan, the FGB 1999 Nonstatutory Stock Option Plan, and the FGB Stock Option Plan.  These shares were reserved based on options exercisable under the above plans that the Registrant assumed pursuant to an Agreement and Plan of Merger, dated as of September 18, 2005, by and between the Registrant and Integrity Financial Corporation.*

•
Registration Statement No. 333-143703, filed with the SEC on June 13, 2007, registering 725,000 shares of the Registrant's common stock, par value $2.50, under the Registrant's 2003 Stock Incentive Plan.*

•	Registration Statement No. 333-187613, filed with the SEC on March 29, 2013, registering 600,000 shares of the Registrant's common stock, no par value, under the Registrant's 2012 Incentive Plan.

•	Registration Statement No. 333-199087, filed with the SEC on October 1, 2014, registering 1,200,000 shares of the Registrant's common stock, no par value, under the Registrant's 2012 Incentive Plan.

*On November 1, 2011, the Registrant effected a 1 for 100 reverse stock split of all outstanding shares of its common stock.  The share amounts listed in the first six bullets above are presented on a pre-split basis and do not reflect this stock split.

On October 26, 2016, the Registrant merged with and into Capital Bank Financial Corp., a Delaware corporation ("Capital Bank Financial"), with Capital Bank Financial continuing as the surviving entity (the "Merger") pursuant to the terms and conditions of the Agreement and Plan of Merger, dated November 22, 2015 (the "Merger Agreement"), by and between the Registrant and Capital Bank Financial.

In connection with the Merger, the Registrant has terminated all offerings of the Registrant's securities pursuant to the above-referenced Registration Statements.  Accordingly, pursuant to the undertakings contained in such Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered that remain unsold at the termination of the offerings, the Registrant is filing this post-effective amendment to the Registration Statements to deregister, and does hereby remove from registration, all the shares of the Registrant's common stock registered under such Registration Statements that remain unsold as of the date hereof, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on October 26, 2016.

CAPITAL BANK FINANCIAL CORP., as successor to CommunityOne Bancorp

By:	/s/ Christopher G. Marshall
Name: Christopher G. Marshall
Title: Chief Financial Officer

* Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.